Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. COMMENTS ON HOLIDAY PERFORMANCE AND FOURTH QUARTER OUTLOOK

~ Fourth Quarter Operating Income Continues to be Expected in the Range of $2M - $4M ~

New York, New York — January 8, 2018 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 459 retail stores, today commented on its holiday performance and fourth quarter fiscal year 2017 outlook ahead of its presentation at the 20th Annual ICR Conference. Comparable store sales for the nine-week period ended December 30, 2017 (“holiday period”) increased approximately 3% as compared to the prior year period. The Company continues to expect comparable store sales for the full quarter to be up in the low single-digit percentage range, as compared to the same period last year.

The Company detailed that with four weeks remaining in the quarter it continues to expect its fourth quarter fiscal year 2017 operating results to reflect operating income in the range of $2.0 million to $4.0 million. The Company plans to report actual results for the fourth quarter and full fiscal year 2017 in March 2018.

Gregory Scott, New York & Company’s CEO, stated: “We had a strong holiday performance that included positive comparable sales and expansion in gross margin demonstrating the success of our strategy. Indeed, our ongoing ability to differentiate our stores with exclusive celebrity brands, reach existing and new consumers with effective digital marketing campaigns and capitalize on our increased omni-channel capabilities has served us well in the final quarter of the year. At the same time, we continue to benefit from increased royalties under the private label credit agreement and efficiencies from our supply chain, which contributed to improvement in gross margin. In addition, we also maintain stringent control of inventory and expense with continued real estate optimization, including reduced rents. Combined, this is expected to result in a significant increase in profitability for the fourth quarter and full fiscal year as compared to the prior year periods.”

ICR Conference

As previously announced, the Company will be meeting with analysts and investors and presenting at the 20th Annual ICR Conference in Orlando, Florida. The Company’s presentation will be held on Tuesday, January 9, 2018 at 8:00 a.m. Eastern Time, and will be webcast live at www.nyandcompany.com.

About New York & Company

New York & Company, Inc. is an omni-channel women’s fashion retailer designing on-trend and versatile collections at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 459 retail and outlet locations in 39 states while also growing a substantial eCommerce business. Its branded merchandise, including collaborations with Eva Mendes and Gabrielle Union, is sold exclusively at these locations and online at www.nyandcompany.com. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

Investor: Allison Malkin

(203) 682-8200

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest stockholder and any potential change of ownership; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.